Exhibit 99.1

Pharmacyclics Announces Poster Presentations and Clinical Update at the 51st Annual Meeting of the American Society of Hematology

Sunnyvale, CA., November 12, 2009--(PR Newswire)—Pharmacyclics, Inc. (NASDAQ: PCYC) today announced that posters related to PCI-24781 and PCI-32765 have been selected for presentation at the 51st Annual Meeting of the American Society of Hematology (ASH), December 5-8, 2009 in New Orleans, LA.

A material clinical update relating to both the PCI-24781 (HDAC Inhibitor) and PCI-32765 (BTK Inhibitor) programs will be presented at 6pm-8pm EST on Sunday, December 6, 2009 and Monday, December 7, 2009, respectively. The Company plans to issue a press release and hold a conference call related to the above items on December 8, 2009.

Poster details are as follows:

Title: Phase I Analysis of the Safety and Pharmacodynamics of the Novel Broad Spectrum Histone Deacetylase Inhibitor (HDACi) PCI-24781 in Relapsed and Refractory Lymphoma

Date / Time:  Sunday, December 6, 2009, 6:00PM-8:00PM
Location:  Hall E (Ernest N. Morial Convention Center) Poster Board II-702
Poster Session: Lymphoma: Therapy with Biologic Agents, excluding Pre-Clinical Models Poster II
Primary presenter: Dr. Andrew Evens, Northwestern University

PCI-24781 is a novel oral pan-HDACi with potent preclinical anti-tumor activity in lymphoma cell lines and models and has previously demonstrated safety and clinical benefit in solid cancers.   PCI-24781 is a well tolerated pan-HDACi, including complete absence of prolonged QT abnormalities.   Preliminary clinical benefit in heavily pre-treated relapsed/refractory lymphoma patients was documented in the phase I portion of this study as described in the published abstract.  Twelve patients were evaluable for response.  Two confirmed responses have been seen (1 complete remission, 1 partial remission), while six patients had stable disease with the median length of stable disease being 15 weeks.   Accrual will continue to the phase II component of the clinical trial.  We plan to provide a material update to the ongoing Phase I/II clinical trials in the form of this poster presentation.

Title: A Phase I Dose Escalation Study of the Btk Inhibitor PCI-32765 in Relapsed and Refractory B Cell Non-Hodgkin Lymphoma and Use of a Novel Fluorescent Probe Pharmacodynamic Assay

Date / Time:  Monday, December 7, 2009, 6:00 PM-8:00 PM
Location:  Hall E (Ernest N. Morial Convention Center) Poster Board III-649
Poster Session: Lymphoma: Chemotherapy, excluding Pre-Clinical Models Poster III
Primary presenter: Dr. Daniel Pollyea, Stanford University

PCI-32765 is a novel agent which targets Btk and appears to be well tolerated.  The unique pharmacodynamic endpoint suggests high levels of Btk inhibition even at the lowest dosing cohort.  Two of 7 patients have stable disease (65 days and 135 days), 3 patients are not yet evaluable for response, and 2 have progressed. Dose escalation to subsequent cohorts is ongoing.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.  We plan to provide a material update to this ongoing Phase I study in the form of this poster presentation.

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of immune mediated disease and cancer. The purpose of the company is to create a profitable business by generating income from products it develops, licenses and commercializes, either with one or several potential partners or alone as may best forward the economic interest of its stakeholders. The Company endeavors to create novel, patentable, differentiated products that have the potential to significantly improve the standard of care in the markets it serves. Presently, Pharmacyclics has four product candidates in clinical development and two product candidates in pre-clinical development. It is Pharmacyclics’ business strategy to establish collaborations with large pharmaceutical and biotechnology companies for the purpose of generating present and future income in exchange for adding to their product pipelines. Pharmacyclics strives to generate collaborations that allow it to retain valuable territorial rights and simultaneously fast forward the clinical development and commercialization of its products. The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325